First Real Estate Investment Trust of New Jersey, Inc. acknowledges receipt of Kushner’s unsolicited, non-binding expression of interest in acquiring the Company

HACKENSACK, NJ, June 29, 2023/…First Real Estate Investment Trust of New Jersey, Inc. (the “Company”) today announced that on June 27, 2023, its Board of Directors (the “Board”) received a letter from K Corp Acquisitions LLC (“K Corp”), a Kushner company, indicating a non-binding expression of interest in acquiring the Company. The letter was released by K Corp to the public on the same date.

As previously disclosed by the Company, litigation between the Company and certain of its affiliates and Sinatra LLC, a Kushner company, is pending in the Appellate Division of the New Jersey Superior Court.

Consistent with its fiduciary duties, the Board will evaluate the letter with the best interests of all of the Company’s stockholders in mind. The Company’s stockholders do not need to take any action at this time.

Forward-Looking and Cautionary Statements

This Company release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements can be identified by the use of words such as “expect,” “plan,” “will,” “estimate,” “project,” “intend,” “believe,” “guidance,” “approximately,” “anticipate,” “may,” “should,” “seek” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and that do not relate to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions of management. These forward-looking statements are subject to known and unknown risks and uncertainties that you should not rely on as predictions of future events. Forward-looking statements depend on assumptions, data and/or methods which may be incorrect or imprecise and we may not be able to realize them. The following risks and uncertainties, among others, could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to: industry and economic conditions; Company’s ability to satisfy the conditions to closing and complete the proposed transaction; Company’s dependence upon its external manager to conduct its business and achieve its investment objectives; unknown liabilities acquired in connection with acquired properties or interests in real estate-related entities; general risks affecting the real estate industry and local real estate markets (including, without limitation, the market value of Company’s properties, potential illiquidity of Company’s remaining real estate investments, condemnations, and potential damage from natural disasters); the financial performance of Company’s tenants; the impact of any financial, accounting, legal or regulatory issues or litigation that may affect the Trust and its major tenants; volatility and uncertainty in the financial markets, including potential fluctuations in the consumer price index; risks associated with Company’s failure to maintain status as a REIT under the Internal Revenue Code of 1986, as amended; and other additional risks discussed in Company’s annual report on Form 10-K for the fiscal year ended October 31, 2022. Company expressly disclaims any responsibility to update or revise forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

First Real Estate Investment Trust of New Jersey, Inc. is a publicly traded (over-the-counter – symbol FREVS) REIT organized in 1961. Its portfolio of residential and commercial properties are located in New Jersey and New York, with the largest concentration in northern New Jersey.

For additional information, contact Stockholder Relations at (201) 488-6400

Visit us on the web: www.freitnj.com

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